Exhibit 4.1
                                 Lease Agreement
                (Translated from the original Chinese agreement)

Party A: Wenhui Qiao
Party B: Bio-Bridge Science (Beijing) Corporation

Party A is the owner of Suite 1810, No.199, Moma Building, Chaoyang North Road, Chaoyang District, Beijing, China. Party B desires to rent and Party A agrees to rent the above-mentioned premise.

Party A and Party B through friendly discussions to reach the following agreement on the basis of self-willingness, fairness under the guidance of the laws of the People's Republic of China:

Article One: The Leased Space

Party A agrees to lease the above-mentioned premise (34.47sqm. for net space and 44.39 sqm. for construction Space; hereafter abbreviated as "the leased space") to Party B. Party B agrees to rent the leased space and accepts all clauses in this lease agreement. Party B has the exclusive right to use the leased space during the lease period.

Article Two: Lease Period

The lease shall take effect on July 1, 2006 and end on June 30, 2007, a one-year period. Under the following conditions Party A has the right to revoke the lease agreement and take back the leased premise:

Clause 1: Party B sublets, transfers, lends, or forms joint ventures with others without the prior consent of Party A.

Clause 2: Party B uses the leased space to engage in illegal activities and damages public interests

Clause 3: Party B defaults on the rental payment for three months.

After the termination of the agreement, Party B has the preemptive right to rent the leased space if Party A is still willing to rent the leased space.

Article Three: The Rent and Payment Method

Clause 1: The monthly rent of the leased space is RMB 5,000 (five thousand yuan) and Party B shall pay the amount to party A before the fifteenth day of each month during the lease period.

Clause 2:Both parties consult each other for the payment of the related housing rental tax.

Article Four: Renovation and Remodeling

Maintaining the leased space in good condition is Party A's responsibility. Party A should check and inspect and premise regularly to make sure there is no flooding, drainage and indoor water supply, sewage, and electricity is normal so that Party B can use the leased space comfortably.

Regarding the renovation scope and standard, both parties should follow the Notice No.13 issued by the Beijing Municipal Construction Department.

When Party A renovates the premise, Party B should assist Party A, and should not deter the renovation works in any form.

With regard to the renovation project of the leased space, both parties consult each other to reach agreement on the renovation details.

Without obtaining the prior written agreement of Party A, Party B cannot carry out any modification, enlargement or improvement to the leased space. Without the approval of Party A, Party B cannot make any marks, painting or drilling, and cannot damage the outer appearances of the leased space and the building in any form. Regarding the ownership of the decorations at the expiration of the lease agreement, both parties agree that: Party B is responsible for the decoration costs and the ownership right belongs to Party A.

Article Five: Change of Rental Parties

Clause 1: If Party A transfers the ownership right of the leased space legally to another party, the lease agreement is still effective if there is no prior promise between both parties.

Clause 2: If Party A is willing to sell the leased space, it should notify Party B with a three month written notice. Under the same conditions, Party B has the preemptive right to purchase the leased space.

Cause 3: If Party B is willing to switch the leased space with a third party, it should get a prior consent from Party A; Party A shall support Party B's reasonable request.


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Article Six: Liability for Breach of Agreement

Clause 1: If Party A is delinquent in submitting the suitable premise as mentioned in Article One and Two, then it will compensate Party B RMB 1,000.

Clause 2: If either Party is unable to excise the clauses in Article Four, the default party shall compensate the other party the amount of RMB 1,000.

Clause 3: If Party B is delinquent is rental payment, it agrees to pay 1% of the rental amount on a daily basis to Party A in addition to the owed rental payment.

Clause 4: If Party A charges Party B any expense other than the said amount of rental fees, Party B has the right to refuse to pay.

Clause 5:If Party B transfers the premise to others for use with prior consent of Party A, Party A has the right to terminate the agreement and forces Party A to cease the transfer. Party B shall compensate 1% of the rent on a daily basis to Party A.

Clause 6: If Party B still occupies the premise after the expiration of the lease agreement without consent of Party A, it should pay Party A 1% of the rent on a daily basis. After the payment, Party A still has the claim right to cease the lease agreement.

Article Seven: Waivers

Clause 1: If there is a Force Majecure that causes damage to Party B, both parties shall have no responsibility with regard to each party. Force Majeure shall mean all events which are beyond the control of the parties to the lease agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either party.

Clause 2: If there is a municipal construction need that the premise has to be tear down or has to be remodeled, each party bears no responsibility with regard to the damage.

If the lease agreement is forced to cease due to the above-mentioned clauses, the rent will be calculated based on the usage time, and the extra rent will be refunded to Party B.

Article Eight: Dispute Resolution

Any dispute arising from, out of or in connection with the lease agreement shall be settled by friendly consultation between both parties. In the event that either party determines that the dispute is unable to be resolved by consultation, either party may, at any time, refer the dispute to the housing rental management authority for resolving the dispute. If the dispute still exists, either party can apply for arbitration to Economic and Trade Arbitration Commission of the Municipal Commerce and business Administration Bureau or raise the dispute issue to the People's Court in Beijing.

Article Nine: Miscellaneous

Party B promises that there shall no disturbing behavior during the lease period.

Any amendment to the lease agreement shall be in writing and signed by both parties, and shall not come into effect until both parties have signed the amendment and sent to the municipal housing rental management authority for approval and registration. The amendments shall have the same legal binding force as the lease agreement.

The lease agreement is duplicated in two copies, with each party holding one. The lease agreement shall become effective after duly authorized representatives of both parties attach their signatures and add the company seal.

IN WITNESS WHEREOF, the lease agreement is signed by the duly authorized representatives of the parties on the date of June 23, 2006.

Party A: Wenhui Qiao
Signature: /S/ Wenhui Qiao
           -------------------------
Date: June 23, 2006

Party B Bio-Bridge Science (Beijing) Corporation
Company Seal: /seal/
Date: June 23, 2006